Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-182340 on Form S-11 of our report dated April 1, 2013, relating to the consolidated financial statements and financial statement schedules of Hines Global REIT, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Hines Global REIT, Inc. for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ Deloitte & Touche LLP
Houston, Texas
July 19, 2013